Exhibit 10.3
THIRD LOAN MODIFICATION AND FORBEARANCE AGREEMENT
     This Third Loan Modification and Forbearance Agreement (this “Loan Modification Agreement”) is entered into as of the Third Loan Modification Effective Date, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”) and ENERGY FOCUS, INC., a Delaware corporation, formerly known as Fiberstars, Inc., a Delaware corporation, with offices located at 32000 Aurora Road, Solon, Ohio 44139.
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank. Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 27, 2008, evidenced by, among other documents, a certain Second Amended and Restated Loan and Security Agreement dated as of October 27, 2008 between Borrower and Bank (the “Original Loan Agreement”), as amended by a certain First Modification and Forbearance Agreement dated as of January 31, 2009 between Borrower and Bank (the “First Amendment”), and as further modified by a certain Second Loan Modification and Forbearance Agreement, dated as of June 12, 2009 (the “Second Amendment”, and together with the First Amendment and the Original Loan Agreement, and as, may be further amended from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and as described in a certain Intellectual Property Security Agreement between borrower and Bank, as ratified and reaffirmed by a certain Reaffirmation of Intellectual Property Security Agreement dated as of October 27, 2008 between Borrower and Bank (collectively, the “IP Agreement”, and together with any other collateral security granted to Bank, the “Security Documents”).
     Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3. ACKNOWLEDGMENT OF DEFAULTS. Borrower acknowledges and agrees that Bank is currently forbearing from enforcing its rights and remedies pursuant to the First Amendment and the Second Amendment due to certain Defaults and Events of Default that have occurred under the Loan Agreement by virtue of Borrower’s failure to comply with the minimum Tangible Net Worth covenant contained in Section 6.9(a) of the Loan Agreement for the compliance periods ended on November 30, 2008 and December 31, 2008, January 31, 2009, February 28, 2009, March 31, 2009, April 30, 2009 (the “Prior Defaults”). In addition, Borrower failed to comply with the minimum Tangible Net Worth covenant set forth in Section 6.9(a) for the compliance period ended May 31, 2009 (the “Additional Default”, and together with the Prior Defaults, the “Existing Defaults”).
4. DESCRIPTION OF CHANGE IN TERMS.
A.	Modifications to Loan Agreement.
1	The Loan Agreement shall be amended by inserting the following new Section 2.5 immediately following Section 2.4 thereof:
“2.5 Interest on Pledged CD; Payment of Interest on Pledged CD; Termination of Pledged CD.
(a) Interest on Pledged CD. Each Pledged CD shall bear interest at the Pledged CD Rate. The initial CD Interest Period applicable to the Pledged CDs in connection with the notice of delivery of Pledged CD will be indicated on the form attached as

Schedule A hereto. Thereafter, each subsequent CD Interest Period will begin automatically in seven-day increments until the termination of the Pledged CD in accordance with Section 2.5(c) hereof.
(b) Payment of Interest on the Pledged CD. Accrued but unpaid interest on the Pledged CD shall be payable upon the termination of the Pledged CD in accordance with Section 2.5(c) hereof.
(c) Termination of Pledged CD. The Pledged CD will terminate upon the earlier to occur of (i) the occurrence of an Event of Default (other than the Existing Defaults) and (ii) the Revolving Line Maturity Date. Upon termination of the Pledged CD, the entire outstanding principal of and accrued but unpaid interest on the Pledged CD shall be applied to the Obligations pursuant to the terms of Section 9.4 hereof.
2	The Loan Agreement shall be amended by deleting the following text appearing in Section 4.1 thereof in its entirety:
“4.1 Grant of Security Interest. Borrower herby grants Bank to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.”
and inserting in lieu thereof the following:
“4.1 Grant a Security Interest
(a) Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents and warrants that the security interest granted herein shall be a first priority perfected security interest in the Collateral. If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.
(b) Borrower hereby assigns, pledges, delivers, and transfers to Bank, and hereby grants to Bank, a continuing first priority security interest in and against all right, title and interest of the following, whether now or hereafter existing or acquired by Borrower, and Pledged CD issued from time to time and general intangibles arising therefrom or relating thereto; and all documents, instruments and agreements evidencing the same; and all extensions, renewals, modifications and replacements of the foregoing; and any interest or other amounts payable in connection therewith, including, without limitation:
(i) all proceeds of the foregoing (including whatever is receivable or received when any Pledged CD or proceeds is invested, sold, collected, exchanged, returned, substituted or otherwise disposed of, whether such disposition is voluntary or involuntary, including rights to payment and return premiums and insurance proceeds under insurance with respect to any Pledged CD, and all rights to payment with respect to any cause of action affecting or relating to the Pledged CD); and
(ii) all renewals, replacements and substitutions of items of any Pledged CD.
If this Agreement is terminated. Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. The parties to this Agreement do not intend that Borrower’s delivery of any Pledged CD to Bank as herein provided will constitute an advance payment of any Obligations or liquidated damages, nor do the parties intend that any Pledged CD increase the dollar amount of the Obligations.”
3	The Loan Agreement shall be amended by deleting the following definitions in Section 13.1 thereof, each in its entirety:
“Borrowing Base” is seventy-five percent (75%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the value of the Collateral.”
and inserting in lieu thereof the following:
“Borrowing Base” is (a) seventy-five percent (75%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate plus (b) from the Third Loan Modification Effective date through and including the Revolving Line Maturity Date, up to One Million Three Hundred Thousand Dollars ($1,300,000), at all times secured in full by the Pledged

CD; provided, however, that Bank may decrease the foregoing percentage or amount in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the value of the Collateral.
4.	The Loan Agreement shall be amended by inserting the following definition in Section 13.1 thereof, in appropriate alphabetical order:
““CD Interest Determination Date” shall mean the date of delivery of a Pledged CD and the date of the commencement of each CD Interest Period.
“CD Interest Period” shall mean the period commencing initially on the date of delivery of a Pledged CD and thereafter on the date immediately following the end of any such initial period or subsequent period, and ending on the last Business Day of the period ending approximately seven (7) days thereafter.
“Pledged CD” shall mean any and all certificates of deposit issued to Borrower by Bank, in a minimum principal amount of not less than One Million Three Hundred Thousand Dollars ($1,300,000), plus any accrued but unpaid interest thereon.
“Pledged CD Rate” shall mean, for any CD Interest Determination Date, Bank’s prevailing commercial rate in effect on such date.
“Third Loan Modification Effective Date” is the date indicated on the signature page to the Third Loan Modification and Forbearance Agreement entered into between Bank and Borrower.”
5. FORBEARANCE BY BANK.
A.	In consideration of, among other things, Borrower’s compliance with each and every term of this Loan Modification Agreement, Bank hereby agrees to forbear from exercising its rights and remedies against the Borrower as a result of the Existing Defaults until the earlier to occur of (i) a Default or an Event of Default under the Loan Agreement (with the sole exception of the Existing Defaults), (ii) the failure of Borrower to promptly, punctually, or faithfully perform or comply with any term or condition of this Agreement as and when required, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE, or (iii) 3:00 pm (Denver, Colorado time) on July 31, 2009 (the period commencing as of the date of the Third Loan Modification Effective Date and ending on the earlier of (i), (ii) or (iii) above shall be referred to as the “Forbearance Period”).

B.	Borrower hereby acknowledges and agrees that nothing contained in this section or in any other section of the Loan Modification Agreement shall be deemed or otherwise construed as a waiver by Bank of the Existing Defaults or any other Default or Event of Default (whether now existing or hereafter arising) or of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise. This Loan Modification Agreement shall only constitute an agreement by Bank to forbear from enforcing its rights and remedies based upon the Existing Defaults upon the terms and conditions set forth herein. Upon the expiration of the Forbearance

Period, the agreement of Bank to forbear as set forth in this Loan Modification Agreement shall automatically terminate and Bank may immediately commence enforcing its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise, in such order and manner as Bank may determine appropriate.
6. TERMS OF FORBEARANCE.
A.	From and after the execution of this Loan Modification Agreement, Borrower agrees that Bank shall have no further obligation to make any Advances to Borrower, or to issue or provide any other extensions of credit of any kind to Borrower (as used herein and in the Loan Agreement, any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit shall be referred to as a “Credit Extension”). Notwithstanding the foregoing, during the Forbearance Period and at the request of Borrower, Bank may, in its sole and absolute discretion, continue to make any Credit Extensions, subject in all events to the terms and conditions of this Loan Modification Agreement, the Loan Agreement (including but not limited to, all limitations imposed by the Borrowing Base and the Availability Amount) and the other Existing Loan Documents. Borrower covenants and agrees that if, in the sole and absolute discretion of Bank, Bank shall make any Credit Extensions during the Forbearance Period, such act shall not constitute (i) a waiver of any of the Existing Defaults, or of any other Default or Event of Default which may now exist or which may occur after the date of this Loan Modification Agreement under any of the Existing Loan Documents, or (ii) an agreement on the part of Bank to make any further extensions of credit of any kind to Borrower at a later date.

B.	At all times during the Forbearance Period Borrower shall comply with all terms and conditions contained in the Loan Agreement and other Loan Documents and shall continue to remit all regularly scheduled payments (including, without limitation, all principal, interest, fees, costs and other amounts) which may become due under the Existing Loan Documents, as and when such payments are due.
7. FEES. Borrower shall pay to Bank a forbearance fee equal to Four Thousand Dollars ($4,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with the Existing Loan Documents and this Loan Modification Agreement.
8. RATIFICATION OF IP AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that said IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Agreement, which shall remain in full force and effect. Notwithstanding the terms and conditions of the IP Agreement, the Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least fifteen (15) days, prior-written notice of Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within thirty (30) days of any such filing.
9. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of October 27, 2008 executed by Borrower, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.
10. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.
11. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
12. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Agreement the other Existing Loan Documents and all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
13. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
14. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
15. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
16. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

17. CONFIDENTIALITY. Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination, of the Loan Agreement.
18. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
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     This Loan Modification Agreement is executed under the laws of the State of California as of the Third Loan Modification Effective Date.

BORROWER:			BANK:

ENERGY FOCUS, INC.			SILICON VALLEY BANK

By:	/s/ Nicholas Berchtold		By:	/s/ Shane Anderson

	Name:	Nicholas Berchtold		Name:	Shane Anderson

	Title:	Chief Financial Officer		Title:	SRM

Third Loan Modification Effective Date: July 22, 2009
[Third Loan Modification and Forbearance Agreement Signature Page]